EXHIBIT 21.1
                   Subsidiaries of Registrant

               Eco-Pure Food Safety Systems, Inc.
                 Cyclopss Laundry Systems, Inc.
                 Cyclopss Medical Systems, Inc.
                Cyclopss Biochemical Corporation
               Cyclopss Wastewater Systems, Inc.